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                         MARRIOTT INTERNATIONAL, INC.
                              10400 FERNWOOD ROAD
                           BETHESDA, MARYLAND 20817

                                                                  March 3, 1998

Dear Fellow Stockholder:

  On March 17, 1998, a Special Meeting of Stockholders of Marriott International, Inc. (the "Company") will be held for the purpose of voting on very important proposals. These interrelated proposals provide for the spinoff to shareholders, on a tax-free basis, of a new company ("New Marriott") comprised of our lodging, senior living and distribution services businesses, and the merger of our food service and facilities management business with the North American operations of Sodexho Alliance.

  Your Board of Directors has unanimously approved these proposals because it believes that the planned transactions will enhance growth opportunities for the Company's businesses, thereby building additional value for Marriott stockholders.

  We are writing to you about these proposals because you may receive a letter from the Hotel Employees & Restaurant Employees International Union (the "Union"), a registered holder of 35 shares of the Company's common stock.

  It's important for you to know that a local affiliate of the Union has been in protracted negotiations with the Company, since 1996, over a collective bargaining agreement covering certain Marriott associates at the San Francisco Marriott Hotel. The Union seeks to impose outdated work rules which would deny the Company the operational flexibility necessary to continue to run a first-class hotel.

  In an apparent effort to pressure the Company, the Union has turned its attention to the proxy process. It is questioning certain corporate governance matters which are fully supported by your board and thoroughly addressed in the proxy material mailed to you last month. We are writing to you at this time to set the record straight.

  CORPORATE GOVERNANCE PROVISIONS. The charter and bylaws for New Marriott include substantially the same corporate governance provisions as those which have been in the Company's existing charter and bylaws for many years. The provisions that differ are discussed below.

  SHAREHOLDER RIGHTS. The New Marriott Rights Plan is virtually identical to the Company's present rights plan. The share ownership level that triggers the New Marriott rights has been changed to 15% of either class of common stock, which is consistent with current corporate practice.

  Rights plans have been demonstrated to add economic value because they give the board of directors of a target company the time and opportunity to conduct an orderly, thorough and responsible review of acquisition proposals and then formulate a response that is in the best interest of stockholders. Over 2,000 public companies have adopted shareholder rights plans.

  COMMON STOCK CLASSIFICATION. The Company believes that the dual class equity structure will provide New Marriott with additional flexibility to pursue its growth strategy. The lodging industry currently is undergoing a major global consolidation, while merger activity in the highly fragmented senior living industry is expected to increase over the next several years. Marriott International has a successful track record of acquiring and enhancing the value of lodging and senior living businesses, while accelerating their growth. With the dual class equity structure, New Marriott expects to be more aggressive in pursuing value-creating acquisitions. The
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ability to issue low-vote common stock, for which there should be a sizable and liquid market, will better position New Marriott to take advantage of acquisition opportunities in its businesses without significantly diluting the voting interests of existing stockholders or jeopardizing its investment grade credit rating.

  Your Board of Directors is unanimous in its belief that the corporate governance provisions, shareholder rights plan and common stock classification are integral to the future success of New Marriott.

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  THE BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTIONS ARE IN THE BEST
INTERESTS OF THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE EACH OF THE RELATED PROPOSALS SET FORTH IN THE PROXY STATEMENT.

  Thank you for your consideration of these important matters.

Sincerely yours,


/s/ J.W. Marriott, Jr.                   /s/ William J. Shaw
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J.W. MARRIOTT, JR. Chairman and          WILLIAM J. SHAW President and
 Chief Executive Officer                  Chief Operating Officer